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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AmeriCredit Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICREDIT CORP.
801 Cherry Street, Suite 3900
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear AmeriCredit Shareholder:

        On Thursday, October 25, 2007, AmeriCredit Corp. will hold its 2007 Annual Meeting of Shareholders at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102. The meeting will begin at 10:00 a.m.

        Only shareholders who owned stock at the close of business on Monday, August 27, 2007 can vote at this meeting or any adjournments that may take place. At the meeting we will:

  1.
  Elect three members of the Board of Directors for terms expiring in 2010;

  2.
  Ratify the appointment by AmeriCredit's Audit Committee of the independent registered public accounting firm for fiscal 2008; and

  3.
  Attend to other business properly presented at the meeting.

        At the meeting, we will also report on AmeriCredit's fiscal 2007 business results and other matters of interest to shareholders.

        The approximate date of mailing for the Proxy Statement, proxy card and AmeriCredit's 2007 Annual Report is September 21, 2007.

        We hope you can attend the Annual Meeting. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,
J. Michael May Secretary
September 18, 2007

AMERICREDIT CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 25, 2007

SOLICITATION AND REVOCABILITY OF PROXIES

        The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation ("AmeriCredit" or the "Company"), to be voted at the 2007 Annual Meeting of Shareholders of AmeriCredit (the "Annual Meeting") to be held on October 25, 2007 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated such shares will be voted FOR the election of directors and in favor of the other proposals set forth in the Notice.

        The principal executive offices of AmeriCredit are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. AmeriCredit's mailing address is the same as its principal executive offices.

        This Proxy Statement and accompanying proxy card are being mailed on or about September 21, 2007. AmeriCredit's Annual Report on Form 10-K covering the Company's fiscal year ended June 30, 2007 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

        The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

        In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, email, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained Georgeson Shareholder Communications, Inc. ("GSC") to assist in the solicitation of proxies from shareholders and will pay GSC a fee of approximately $7,500 for its services and will reimburse GSC for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

        Some banks, brokers and other record holders utilize the practice of "householding" proxy statements and annual reports. "Householding" is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure would reduce the volume of duplicate information shareholders receive and would also reduce the Company's printing and mailing costs. The Company will promptly deliver an additional copy of either document to any shareholder who writes or calls the Company at the following address or phone number: Investor Relations, AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, (817) 302-7000.

PURPOSES OF THE MEETING

        At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

          1.     The election of three directors to terms of office expiring at the Annual Meeting of Shareholders in 2010, or until their successors are elected and qualified;

          2.     The ratification of the appointment by the Company's Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2008; and

          3.     The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

QUORUM AND VOTING

        The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on August 27, 2007 (the "Record Date"). On the Record Date, there were 114,497,662 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2008.

        The Company's Bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting in an election in which the number of director nominees is equal to the number of Board positions to be filled by the election. Votes cast include votes to withhold approval of a director nominee but do not include abstentions from voting. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. If an incumbent nominee does not receive an affirmative majority of the votes cast for that nominee, he or she is required to tender his or her resignation to the Board, subject to acceptance by the Board. In such case, the Board may in its discretion refer such resignation to a committee of the Board for its review and the making of a recommendation to the full Board regarding the action to be taken with respect to the resignation. The committee is required to make its recommendation to the Board within 60 days of the date of the certification of the results of the election and provide an explanation of its rationale underlying its recommendation. The Board is required to act on any such resignation within 120 days from the date of the certification of the election results and publicly disclose its decision and the rationale underlying the decision. In acting on a tendered resignation, the Board may accept the resignation, not accept the resignation and impose conditions on the director's continued membership, not accept the resignation and recommend a plan to address the underlying reasons for the votes against, or take some other action the Board deems appropriate and in the best interests of the Company under the circumstances. The director who tenders his or her resignation shall not participate in the recommendation of a committee or the decision of the Board with respect to his or her resignation. If a director's resignation is accepted by the Board of Directors, or if a nominee director is not elected and the nominee is not an incumbent director, then the Board of Directors may, in its discretion, fill the resulting vacancy or may decrease the size of the Board.

        Assuming the presence of a quorum, the affirmative vote of the votes cast is required for the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2008. Abstentions from voting will have the same effect as voting against such matter; however, broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

        The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's common stock as of the Record Date, by (1) each current director and nominee for director of the Company; (2) the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers"); (3) all of our present executive officers and directors as a group; and (4) each other person known to us to own beneficially more than five percent of our presently outstanding common stock. Unless otherwise indicated, the address for the following shareholders is 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102.

	Common Stock Owned Beneficially(1)		Percent of Class Owned Beneficially(1)
Goldman Sachs Asset Management.	14,843,718	(2)	12.96%
Barclays Global Investors, N.A.	12,211,592	(3)	10.67%
NWQ Investment Management, LLC	9,614,745	(4)	8.40%
Columbia Wanger Asset Management, L.P.	9,530,100	(5)	8.32%
Capital Guardian Trust Company	8,187,884	(6)	7.15%
Clifton H. Morris, Jr.	1,872,876	(7)	1.63%
Daniel E. Berce.	1,012,226	(8)	*
John R. Clay	83,700	(9)	*
A.R. Dike	170,000	(10)	*
James H. Greer	384,216	(11)	*
Douglas K. Higgins	360,700	(12)	*
Kenneth H. Jones, Jr.	266,700	(13)	*
Preston A. Miller	197,764	(14)	*
Mark Floyd	215,445	(15)	*
Chris A. Choate	277,483	(16)	*
All Present Executive Officers and Directors as a Group (11 Persons)	5,062,374		4.34%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of our Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 114,497,662 shares outstanding as of the Record Date, except for officers and directors who hold stock options and stock appreciation rights ("SARs") that are presently exercisable or exercisable within 60 days of the Record Date and vested restricted stock units ("RSUs") that are manditorily deferred. The percentages for officers and directors who hold options and SARs that are presently exercisable or exercisable within 60 days of the Record Date and vested RSUs that are mandatorily deferred are based upon the sum of 114,497,662 shares outstanding plus the number of shares subject to options and SARs that are presently exercisable or exercisable within 60 days of the Record Date and vested RSUs that are manditorily deferred held by them, as indicated in the following footnotes.

(2)
Pursuant to a Schedule 13F filed on or about June 30, 2007, Goldman Sachs Asset Management reports holding an aggregate of 14,843,718 shares. The address of Goldman Sachs Asset Management is 32 Old Slip, New York, New York 10005.

(3)
Pursuant to a Schedule 13F filed on or about June 30, 2007, Barclays Global Investors, N.A. reports holding an aggregate of 12,211,592 shares. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.

(4)
Pursuant to a Schedule 13F filed on or about June 30, 2007, NWQ Investment Management, LLC reports holding an aggregate of 9,614,745 shares. The address of NWQ Investment Management, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(5)
Pursuant to a Schedule 13F filed on or about June 30, 2007, Columbia Wanger Asset Management, L.P. reports holding an aggregate of 9,530,100 shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe, Suite 3000, Chicago, Illinois 60606.

(6)
Pursuant to a Schedule 13F filed on or about June 30, 2007, Capital Guardian Trust Company reports holding an aggregate of 8,187,884 shares. The address of Capital Guardian Trust Company is 333 South Hope Street, 52nd Floor, Los Angeles, California 90071.

(7)
This amount includes 370,666 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days and vested performance-based RSUs that are manditorily deferred. This amount also includes (i) 50,537 shares of common stock in the name of Sheridan C. Morris, Mr. Morris' wife, and (ii) 300,000 shares owned by Clydesdale Partners Fund Limited Partnership, L.L.P. ("Clydesdale"), a Texas limited partnership of which the sole general partner is SCHM Investments, Inc. ("SCHM"); the sole shareholders of SCHM are Mr. Morris and his wife. The limited partners of Clydesdale are Mr. Morris, his wife and SCHM.

(8)
This amount includes 379,666 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days and vested performance-based RSUs that are manditorily deferred.

(9)
This amount includes 66,700 shares subject to stock options that are currently exercisable or exercisable within 60 days and vested RSUs that are manditorily deferred.

(10)
This amount includes 126,700 shares subject to stock options that are currently exercisable or exercisable within 60 days and vested RSUs that are manditorily deferred. This amount also includes 6,000 shares of common stock held in the name of Sara B. Dike, Mr. Dike's wife.

(11)
The amount includes 186,700 shares subject to stock options that are currently exercisable or exercisable within 60 days and vested RSUs that are manditorily deferred.

(12)
This amount includes 186,700 shares subject to stock options that are currently exercisable or exercisable within 60 days and vested RSUs that are manditorily deferred. This amount does not include 40,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(13)
This amount includes 186,700 shares subject to stock options that are currently exercisable or exercisable within 60 days and vested RSUs that are manditorily deferred.

(14)
This amount includes 184,933 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days and vested performance-based RSUs that are manditorily deferred.

(15)
This amount includes 163,593 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days and vested performance-based RSUs that are manditorily deferred.

(16)
This amount includes 174,533 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days and vested performance-based RSUs that are manditorily deferred.

ELECTION OF DIRECTORS
(Item 1)

        On September 7, 1999, the Board of Directors adopted amendments to the Company's bylaws classifying the Board of Directors into three (3) classes, as nearly equal in number as possible, each of whom would serve for three years, with one class being elected each year. The Board of Directors believes that the staggered three-year term of the classified Board of Directors helps assure the continuity and stability of management of the Company. This continuity and stability will result from the fact that with the classified Board of Directors, the majority of the directors at any given time will have prior experience as directors of the Company. The classified Board of Directors is also intended to protect shareholders' rights in the event of an acquisition of control by an outsider which does not have the support of the Board of Directors.

        In order to be elected, a nominee will be elected as a director if such nominee receives a majority of votes cast as described under "Quorum and Voting" on page 2. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of the following named nominees to the Board of Directors.

        Vacancies occurring on the Board may be filled by the Board of Directors upon recommendations of the Nominating and Corporate Governance Committee for the unexpired term of the replacement director's predecessor in office.

        The Board of Directors has selected the following nominees recommended by the Nominating and Corporate Governance Committee for election to the Board of Directors:

CLASS II—NOMINEES FOR TERMS EXPIRING IN 2010:

        A.R. DIKE, 71, has been a director since 1998. Mr. Dike is the President and Chief Executive Officer of The Dike Company, Inc., a private insurance agency, and has been in such position since July 1999. Prior to July 1999, Mr. Dike was President of Willis Corroon Life, Inc. of Texas, and was in such position for more than five years. Mr. Dike previously served as a director for several insurance companies. Mr. Dike served as a director of JPMorgan Chase Bank of Tarrant County and its predecessor banks from 1977 though 1988 and currently serves as an advisory director. Mr. Dike is also a director of Cash America International, Inc. ("Cash America"), a publicly held company that provides specialty financial services to consumers.

        DOUGLAS K. HIGGINS, 57, has been a director since 1996. Mr. Higgins is a private investor and owner of Higgins & Associates and has been in such position since July 1994. Mr. Higgins served as the President and Chief Executive Officer of H&M Food Systems Company, Inc. from 1983 through 1994.

        KENNETH H. JONES, JR., 72, has been a director since 1988. Mr. Jones, a private investor, retired as Vice Chairman of KBK Capital Corporation ("KBK") (now known as Marquette Commercial Finance, Inc.), a non-bank commercial finance company, in December 1999. Mr. Jones had been Vice Chairman of KBK since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

CONTINUING DIRECTORS—CLASS III—Terms Expiring in 2008:

        CLIFTON H. MORRIS, JR., 72, has been a director since 1988. Mr. Morris has been Chairman of the Board since May 1988. Mr. Morris served as Chairman of the Board and Chief Executive Officer from May 1988 to July 2000 and from April 2003 to August 2005. Mr. Morris also served as President from May 1988 until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses.

        JOHN R. CLAY, 59, has been a director since 2003. Mr. Clay was Chief Executive Officer of Practitioners Publisher Company, Inc., a leading publisher of accounting and auditing manuals for CPA firms, from 1979 to 1999. Mr. Clay has also served 12 years as a public accountant, first with Ernst & Ernst and later as a partner with Rylander, Clay & Opitz. Mr. Clay is a certified public accountant and has authored several accounting articles and financial publications.

CONTINUING DIRECTORS—CLASS I—Terms Expiring in 2009:

        DANIEL E. BERCE, 53, has been a director since 1990. Mr. Berce has been President and Chief Executive Officer since August 2005. Mr. Berce served as President from April 2003 until August 2005. Mr. Berce was Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Mr. Berce is also a director of AZZ incorporated, a publicly held company that manufactures specialty electrical equipment and provides galvanizing services to the steel fabrication industry, and Cash America.

        JAMES H. GREER, 80, has been a director since 1990. Mr. Greer is Chairman of the Board of Greer Capital Corporation as well as Chairman of two companies involved in real estate and commercial real estate development and management. From 1985 to 2001, Mr. Greer served as Chairman of the Board of Shelton W. Greer Co., Inc., which engineers, manufactures, fabricates and installs building specialty products, and as Chairman of the Board of Vermiculite Products, Inc. Mr. Greer served as a director of Service Corporation International for 27 years, retiring from that position in 2005. Mr. Greer has 30 years of experience as a director with five different banking institutions.

Board Committees and Meetings

        Standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

        As enumerated more fully in its charter, which may be accessed on the Company's website at www.americredit.com and is available in print to any shareholder requesting it, the Audit Committee's principal responsibilities consist of the following:

  •
  Review and discuss with management and the independent registered public accounting firm the quarterly and annual financial statements, including disclosures made in management's discussion and analysis.

  •
  Review and discuss with management and the independent registered public accounting firm the effect of any major changes to the Company's accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on the Company's financial statements.

  •
  Review and discuss with management and the independent registered public accounting firm the effectiveness of management's internal controls over the Company's financial reporting process.

  •
  Oversee and review the performance of the Company's internal audit function.

  •
  Review the qualifications, independence and performance of the independent registered public accounting firm annually and appoint or re-appoint the independent registered public accounting firm.

  •
  Review and discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  •
  Review and discuss summary reports from the Company's compliance hotline, a toll-free number available to Company employees to make anonymous reports of any complaints or issues regarding the Company's financial statements or accounting policies.

        The Board has affirmatively determined that (i) all members of the Audit Committee are independent under the rules of the New York Stock Exchange and the Board's Corporate Governance Guidelines, (ii) all members of the Audit Committee are financially literate, as the Board interpreted such qualifications in its business judgment and (iii) Mr. Clay qualifies as an audit committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Members consist of Messrs. Clay, Dike, Greer and Jones. In fiscal 2007, the Audit Committee met six times and, pursuant to the authority delegated to him by the Audit Committee, Mr. Jones, Chairman of the Audit Committee, met with the Company's independent registered public accounting firm several additional times. The "Report of the Audit Committee" is contained in this Proxy Statement beginning on page 33. No Audit Committee member serves on the Audit Committee of more than three public companies.

Compensation Committee

        As enumerated more fully in its charter, which may be accessed on the Company's website at www.americredit.com and is available in print to any shareholder requesting it, the Compensation Committee's principal responsibilities consist of the following:

  •
  Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of these established goals and objectives and set the CEO's annual compensation, including salary, bonus, incentive and equity compensation.

  •
  Oversee and evaluate, based on input and recommendations from the CEO, the performance of and compensation structure (including salary, bonus and equity compensation) for the members of the Company's executive management team.

  •
  Administer the Company's employee stock option and other stock-based compensation plans and grant stock-based awards and amend and terminate stock options and other stock-based compensation plans.

  •
  Retain and terminate compensation consultants to evaluate the compensation of officers.

        The Board has affirmatively determined that all members of the Compensation Committee are independent under the rules of the Securities Exchange Act of 1934, as amended, the New York Stock Exchange, the Internal Revenue Code and the Board's Corporate Governance Guidelines. Members consist of Messrs. Clay, Greer, Higgins and Jones. In fiscal 2007, the Compensation Committee met five times. The "Compensation Committee Report" is contained in this Proxy Statement on page 19.

Nominating and Corporate Governance Committee

        As enumerated more fully in its charter, which may be accessed on the Company's website at www.americredit.com and is available in print to any shareholder requesting it, the Nominating and Corporate Governance Committee's principal responsibilities consist of the following:

  •
  Regularly review, monitor and, as appropriate, update the Corporate Governance Guidelines.

  •
  Develop qualification standards for Board membership.

  •
  Identify and recruit new candidates for the Board, develop a re-nomination review process for current Board members and develop a process to review director nominees received from shareholders.

  •
  Recommend director nominees to the Board for approval, who, if approved, will stand for election by the shareholders at the Annual Meeting.

  •
  Make recommendations to the Board with respect to committee assignments for Board members, including the chairmanships of the committees.

  •
  Develop and lead an annual process for self-assessment of the Board as a whole and for the committees.

  •
  Oversee CEO and executive succession planning at the Company, including the development of both short-term (i.e., emergency) succession plans and long-term succession plans, including leadership development planning.

  •
  Develop and regularly review a program for the orientation of new Board members, in conjunction with the Chairman of the Board, so that they can quickly become sufficiently knowledgeable about the Company to contribute meaningfully to Board discussions and decision-making.

  •
  Make recommendations to the Board with respect to directors' compensation and to regularly review and, as appropriate, recommend revisions to directors' compensation.

        The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the New York Stock Exchange and the Board's Corporate Governance Guidelines. In fiscal 2007, the Nominating and Corporate Governance Committee met three times. Members consist of Messrs. Dike, Greer, Higgins and Jones. Mr. Dike, as Chairman of this Committee, led the executive sessions of the independent directors held during every Board meeting.

        The Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 2007. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Director Compensation

        The following table sets forth director compensation for fiscal 2007. The table and following discussion apply to directors who are not employees (outside directors). Employees who are directors (namely, Messrs. Morris and Berce) do not receive director fees or participate in director compensation.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John R. Clay	94,000	(4)	176,277		270,277
A.R. Dike	98,500	(5)	176,277	46,038	320,815
James H. Greer	100,000	(6)	176,277	48,650	324,927
Douglas K. Higgins	94,000	(7)	176,277	81,084	351,361
Kenneth H. Jones, Jr.	108,000	(8)	176,277	85,242	369,519

(1)
All outside directors receive a $24,000 annual Board of Director retainer fee. The Audit Committee Chairman receives a $4,000 annual retainer fee, and the Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman each receive $3,000 annual retainer fees. In addition to the annual retainer, all outside directors receive $4,000 for each Board meeting attended and receive $1,500 for each Committee meeting attended.

(2)
The stock awards column sets forth the dollar amounts recognized for financial statement reporting purposes for restricted stock units ("RSUs") with respect to fiscal 2007 in accordance with FAS 123R. During fiscal 2007, the outside directors have not realized any financial benefit from these awards. The assumptions made for the valuations of the awards are set forth in footnotes 1 and 14 to the consolidated financial statements included in the Company's 2007 Annual Report. Under the Non-Employee Director Compensation Plan for Fiscal 2007, all outside directors receive, on the date of the 2007 Annual Meeting of Shareholders, a long-term incentive equity award with a grant date equity value of approximately $175,000. In fiscal 2007, the equity granted was in the form of RSUs. The number of RSUs granted is determined by dividing the closing stock price on the grant date into the equity value and rounded up to nearest 100. Accordingly, each outside director received 6,700 RSUs on October 25, 2006. The grant was 50 percent vested on October 25, 2006 and the remaining 50 percent vested on April 25, 2007. The Common Stock to be issued in connection with the RSUs will be distributed upon the earliest to occur of (1) the board members' death, disability or separation from the board, (2) a change of control event, or (3) October 25, 2011.

(3)
The amounts represent the incremental cost of personal use of Company aircraft to the extent not reimbursed by the outside director to the Company. The cost includes the average cost of fuel used, direct costs incurred (such as flight planning services, pilot expenses and food) and an hourly charge for maintenance of the engines and airframe. The outside directors are entitled to certain hours of use of the Company's aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors and pursuant to a signed dry lease agreement which is governed by FAA regulations. For each flight in excess of the allocated personal use flight hours, the outside directors are required to reimburse the Company for operating costs associated with personal aircraft usage which are based on an hourly rate and include estimates for costs that are specifically defined by the FAA regulations pursuant to dry lease agreements. Personal use is treated as taxable compensation to the outside director to the extent the Internal Revenue Service valuation of the personal aircraft usage exceeds the payments pursuant to the dry lease agreement.

(4)
Consists of $24,000 of annual retainer fees and $70,000 of meeting fees.

(5)
Consists of $27,000 of annual retainer fees and $71,500 of meeting fees.

(6)
Consists of $24,000 of annual retainer fees and $76,000 of meeting fees.

(7)
Consists of $27,000 of annual retainer fees and $67,000 of meeting fees.

(8)
Consists of $28,000 of annual retainer fees and $80,000 of meeting fees.

Director Stock Ownership Guidelines

        On April 27, 2004, the Board of Directors adopted stock ownership guidelines for each director as described in the Corporate Governance Guidelines. Each director is expected to own stock in the Company having a value that, by the third anniversary of the later of the adoption of the Corporate Governance Guidelines or his or her election to the Board, equals twice the director's annual retainer then in effect. Presently, all of the directors own more than the minimum number of shares necessary to comply with the director stock ownership guidelines.

Corporate Governance

        The Board of Directors has adopted a Code of Business Conduct and Ethics to govern the conduct of all of the officers, directors and employees of the Company. The Board has also adopted Corporate Governance Guidelines, which detail the functions, activities and administration of the Board and its Committees. The Board has also adopted a Code of Ethical Conduct for Senior Financial Officers to govern the conduct of its senior financial officers. The Board has adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Code of Business Conduct and Ethics, Corporate Governance Guidelines, Code of Ethical Conduct for Senior Financial Officers and the Committee charters can be accessed on the Company's website at www.americredit.com and are available in print to any shareholder who requests them.

        The Company has a Disclosure Committee, comprised of senior executives, to design, establish and maintain the Company's internal controls and other procedures with respect to the preparation of periodic reports filed with the Securities and Exchange Commission (the "SEC"), earnings releases and other written information that the Company will disclose to the investment community ("Disclosure Documents"). The Disclosure Committee evaluates the effectiveness of the Company's disclosure controls and procedures on a regular basis and maintains written records of the disclosure controls and procedures followed in connection with the preparation of Disclosure Documents.

Director Independence

        The Board of Directors has determined that, with the exception of Messrs. Morris and Berce, all of its directors, including all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees, are "independent" as defined by the listing standards of the New York Stock Exchange currently in effect and all applicable rules and regulations of the SEC. Messrs. Morris and Berce are not independent because of the following:

  •
  Mr. Morris is Chairman of the Board of the Company.

  •
  Mr. Berce is President and Chief Executive Officer of the Company.

No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its determination, the Board observes the criteria for independence established by the rules of the SEC and the New York Stock Exchange. In addition, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.

Procedures for Contacting Directors

        Shareholders and other interested parties who wish to communicate with the Board, including the presiding director of the non-management directors as a group, may do so by writing to AmeriCredit Corp., Board of Directors (or Chairman of the Nominating and Corporate Governance Committee, committee name or director's name, as appropriate), 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and have directed the Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees are to be forwarded to the Chairman of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the responsibility of one of the Committees are also to be forwarded to the Chairman of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board's responsibilities are to be sent to the appropriate officer within the Company for review and investigation as appropriate. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director who wishes to review them.

Director Nomination Process

        In exploring potential candidates for directors, the Nominating and Corporate Governance Committee considers individuals recommended by members of the Nominating and Corporate Governance Committee, other directors, members of management, and shareholders. The Committee is advised of all nominations that are submitted to the Company and determines whether it will further consider the candidates using the criteria described below.

        In determining the qualifications for members of the Board of Directors, the Nominating and Corporate Governance Committee will consider the following characteristics, as outlined in the Board's Corporate Governance Guidelines:

  Integrity and Accountability—Character is the primary consideration in nominating and evaluating an AmeriCredit Board member. Directors should demonstrate high ethical standards and integrity in their business and personal dealings, and be willing to act on, and remain accountable for their boardroom decisions.

  Informed Judgment—Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues. Directors should possess a high degree of intelligence, demonstrate prudent judgment and an awareness of the impact of their decisions on shareholders and other stakeholders.

  Financial Literacy—Directors should possess the ability to read and understand a balance sheet, income statement and cash flow statement and understand the use of financial ratios and other indices of financial performance.

  Mature Confidence—Directors should have the ability to work effectively as part of a team, valuing Board and team performance over individual performance. Openness to other opinions and willingness to listen are as important as the ability to communicate persuasively. Board members should work with each other responsibly, assertively and supportively and raise tough questions in a manner that encourages open discussion. The working relationship between members of the Board and between the Board and management should be characterized by mutual respect.

  Innovation—Directors should have the ability to provide counsel to management in developing creative solutions to problems facing the Company and in identifying innovative opportunities that can benefit the Company and its shareholders.

  Commitment—Directors should have commitment as demonstrated not only by attendance at Board meetings but by evident preparation and thoughtful participation in Board discussions, willingness to participate in urgent Board discussions on short notice, when applicable, and to be accessible to the Company's senior management and other Board members, as necessary, outside of Board meetings.

  Diversity—The ability to provide different perspectives on issues presented to the Board. Diversity inclusive of race, gender, culture, thought and geography helps insure that different perspectives are presented.

        After the Nominating and Corporate Governance Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates, if any, who were considered but not selected.

        Shareholders may nominate director nominees for consideration in accordance with the Company's Bylaws by writing to the Secretary of the Company at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 and providing, with respect to the nominee, all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and with respect to the shareholder making the nomination, the name and address of the shareholder, the class and number of shares of the Company which are beneficially owned by the shareholder and which are owned of record by the shareholder. In order to be considered by the Nominating and Corporate Governance Committee with respect to nominees for the 2008 Annual Meeting of Shareholders, prospective nominee recommendations must be received by the Secretary no later than August 26, 2008 and no earlier than July 27, 2008.

Policy on Attendance at Annual Meeting of Stockholders

        The Company does not have a stated policy, but encourages its directors to attend each annual meeting of shareholders. The Company may consider in the future whether it should adopt a more formal policy regarding director attendance at annual meetings. At the 2006 Annual Meeting of Shareholders held on October 25, 2006, six of the seven directors were present and in attendance.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served during fiscal 2007, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or the Company's Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Programs

        The Compensation Committee (the "Committee") of our Board of Directors is responsible for overseeing the establishment and implementation of our compensation policy and monitoring our compensation practices. The Committee ensures that the total compensation of our executive officers, specifically, our CEO, is fair, reasonable and competitive. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the CEO's compensation, evaluating the CEO's performance in light of those goals and objectives, determining and approving the CEO's compensation based on that evaluation and approving equity-based compensation programs for our executive officers.

Objectives of Compensation Programs

        Our compensation programs are designed to align compensation with business objectives and performance, enabling us to attract, retain and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term shareholder value. We also strive to design programs to position AmeriCredit competitively in the market and industries where the Company competes for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision-making must be fair and equitable. To meet these objectives, the principal components of executive compensation in fiscal year 2007, as in prior years, consisted of base salary, performance-based cash bonus awards and long-term equity incentive awards. For fiscal 2007, the equity incentive awards were primarily in the form of performance-based restricted stock units.

Role of the Compensation Committee

        The Committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers, our overall strategy for employee compensation, and the specific compensation of our CEO and other executive team members which includes the Named Executive Officers and Mr. Steven P. Bowman, the Company's Executive Vice President, Chief Credit and Risk Officer. In the course of this review, the Committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. As a result of its fiscal 2006 review, the Committee decided to add performance-based restricted stock units as a part of the long-term compensation program for all employees who are at the level of executive vice president and above starting in May 2006. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the Committee deems appropriate. As discussed in more detail below, in March 2005, the Committee retained compensation consultants, who reported directly to the Committee.

Role of Executive Officers in Compensation Decisions

        While the Committee determines AmeriCredit's overall compensation philosophy and sets the compensation of our CEO, the other Named Executive Officers and Mr. Bowman, it relies on certain executive officers and compensation consultants, if retained by the Committee, to work within the compensation philosophy to make recommendations to the Committee with respect to compensation guidelines and specific compensation decisions. Our CEO also provides the Board and the Committee with his perspective on the performance of AmeriCredit's executive officers as part of the succession planning discussions. Our CEO recommends to the Committee specific compensation amounts for executive officers other than himself, and the Committee considers those recommendations and makes the ultimate compensation decisions. Our CEO, CFO and other members of management regularly attend the Committee's meetings to provide perspectives on the competitive landscape and information regarding AmeriCredit's accomplishments as well as estimated future performance.

Role of Compensation Consultants

        As discussed above, the Committee retained Ernst & Young in March 2005 to, under the direction of the Committee, provide advice and resources to help develop our overall compensation strategy for fiscal 2006. As part of the engagement, the Committee directed the compensation consultants to work with the Vice President of Human Resources and other members of management to obtain information necessary for the consultants to evaluate management's input on compensation strategy and to formulate recommendations to the Committee. As part of its engagement in 2005, Ernst & Young evaluated proposed performance goals under the Senior Executive Bonus Plan ("SEBP") and equity and cash compensation levels, which included an analysis of the Company's performance and that of the Company's specified peer group. To facilitate making external compensation comparisons, Ernst & Young provided the Committee with competitive market data by analyzing publicly disclosed documents of companies in the specified peer group.

        For fiscal 2007, the Committee determined that it would not materially benefit from engaging an independent consultant. The Committee noted that while the use of consultants can be beneficial, the Company's compensation strategy for fiscal 2007 was similar in all material respects to the structure and levels of compensation offered to the Company's officers in fiscal year 2006.

Competitive Considerations

        In making decisions regarding each compensation element, the Committee considers the competitive market for executives and compensation levels provided by comparable companies with whom we compete for executive talent, principally consumer financial services firms and other automobile-related companies. The companies chosen for comparison may vary from one executive to the next, depending on the scope and nature of the business for which the particular executive is responsible. These businesses typically include BOK Financial Corporation, Capital One Financial Corporation, CarMax, Inc., CIT Group, Inc., Commerce Bancshares, Inc., Countrywide Financial Corporation, Cullen/Frost Bankers, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc. and Sonic Automotive, Inc. The Committee also looks to the salary information of other financial services companies in the United States whose annual revenues are comparable to ours and relies on salary surveys compiled by and purchased from compensation consultants and other providers of such data.

Executive Compensation Practices

        For fiscal 2007, the principal components of executive compensation consisted of base salary, short-term incentive-based cash awards and long-term equity incentive awards. Our executive officers were also provided certain perquisites, as described below, and were also eligible to participate in our health and benefits plans, retirement plans and our employee stock purchase plan, which are generally available to all of our employees. In general, however, compensation of executive officers is weighted towards long-term equity incentives, as the Committee wants the CEO and the other executive officers to have a long-term perspective on the Company's affairs.

Base Salary

        Base salary is the fixed portion of executive pay and is set to reward individuals' current contributions to the Company and compensate them for their expected day-to-day performance. Our pay positioning strategy is to target annual base salary of the executive team as a whole at approximately the 75th percentile levels of our peer group.

        Salaries are reviewed annually. The Committee reviews the base salary of the CEO. The CEO and the Committee review the base salary of the other executive team members, including the Named Executive Officers. Merit increases are based on the executive's management and leadership effectiveness over the performance period, as well as any changes in the competitive market for that executive's position.

        Our CEO's employment agreement, as amended and restated in November 2005, set his minimum base salary at $950,000. The Committee is free to set his salary at a higher level if it deems appropriate; however, the Committee gave particular attention to Mr. Berce's request that his salary not be raised in fiscal 2007.

        In fiscal 2007, Mr. Morris' base salary was not increased, also at his request. Base salaries of Messrs. Miller, Floyd and Choate were increased, effective September 28, 2006, in light of our accomplishments in the preceding year, which included our successful acquisition of Bay View Acceptance Corporation together with improved credit results and growth in our automobile receivables portfolio. In fiscal 2007, these base salaries were increased as follows:

Name	Fiscal 2007	Fiscal 2006
Preston A. Miller	465,000	450,000
Mark Floyd	465,000	450,000
Chris A. Choate	425,000	400,000

Short-Term Incentive-Based Cash Awards

        The SEBP is designed to align executive compensation with annual performance and to enable AmeriCredit to attract, retain and reward participants who contribute to AmeriCredit's success and motivate them to enhance the value of AmeriCredit. The SEBP provides our Named Executive Officers and other officers the opportunity to earn annual short-term incentive-based cash awards based on the Company's achievement of financial and operational objectives and other factors that the Committee may establish. The Committee has the sole discretion of establishing a bonus plan for a given year and paying cash bonus awards after the end of the fiscal year. The SEBP is designed to qualify awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"). The SEBP was adopted by the Committee in August 2004, approved by the Board in September 2004 and approved by the Company's shareholders at the 2004 Annual Meeting of Shareholders.

        The Committee considers management's recommendations regarding the annual bonus plan, including the performance measures and targets and associated cash payouts, at a meeting during the first quarter of the fiscal year, usually held in September. When establishing the bonus plan for a given year, the Committee (1) reviews overall Company performance goals for the year; (2) establishes performance measures based on business criteria and target levels of performance; (3) establishes a formula for calculating a participant's award based on actual performance compared to pre-established performance goals; and (4) approves the target bonuses for SEBP participants who are senior officers, including the Named Executive Officers, expressed as a percentage of that individual's base salary. The Committee completes its review and approval process for a new bonus plan with the framework of Section 162(m) of the IRC, as discussed later in this report.

        At the Committee's first meeting after the end of the fiscal year, the Committee measures whether and to what extent the Company achieved the financial and operational performance goals for the year and whether other Company and individual objectives contributing to the amount of the bonus have been met. Furthermore, the Committee evaluates various factors to determine whether and to what extent it will exercise its discretion under the SEBP to award lesser or additional amounts. Finally, the Committee certifies the achievement of the performance goals and the actual cash bonus awards to be paid based on that evaluation.

        Under the SEBP for fiscal 2007, the Committee established the following financial and operating performance metrics: (1) EPS, (2) return on managed assets ("ROMA"), (3) net credit losses, (4) originations volume, (5) origination expenses and (6) servicing expenses. If EPS does not reach a certain amount, no cash bonus is paid regardless of the achievement of the other performance goals. Each metric has performance levels set at the threshold, target, superior and maximum levels. The metrics for EPS, ROMA, net credit losses and originations volume were determined in relationship to expected improvements over the prior year's performance, taking into consideration changes in the automobile financing market and the Company's business model. Origination expenses and servicing expenses were new metrics for 2007. The target level for each metric was set consistent with the mid-range of the Company's guidance for EPS, net credit losses and originations volume as disclosed by the Company on August 7, 2006. Our cash incentives at the target level are calibrated to the 50th percentile of our peer group. If we exceed our target performance, the bonus amount at the "superior" level is then targeted at the 75th percentile of our peer group as the Committee wishes to provide rewards consistent with performance.

        Because disclosure of specific targets under the SEBP would give competitors insight into areas where AmeriCredit is focusing on productivity and impair AmeriCredit's ability to leverage these actions for competitive advantages, the Company will not disclose our ROMA, origination expense and servicing expense targets. These targets were set at aggressive levels to motivate high business performance and support attainment of longer-term financial objectives. These targets, individually or together, were designed to be challenging to attain. Knowledge of the targets could also be used by our competitors to take advantage of insight into specific areas to target the recruitment of key employees from AmeriCredit. In addition, disclosing the details of our origination expenses and servicing expenses provide confidential information we currently do not publicly disclose which would put at risk our ability to leverage our pricing and servicing competitiveness. Furthermore, our competitors do not publicly disclose their origination expenses and servicing expenses.

        We believe that a combination of financial and operational performance goals result in a more balanced approach to incenting executive performance. The two financial measures selected, EPS and ROMA, were chosen as performance measures because they are key metrics used by management to direct and measure the Company's business performance. Moreover, we believe that EPS measures are clearly understood by both our employees and shareholders, and that incremental EPS growth leads to the creation of long-term shareholder value. Since fiscal 2006, both short-term and long-term performance compensation programs employed by the Company have used EPS as a performance target. As such, a large percentage of Named Executive Officer cash and equity opportunities are tied to the achievement of EPS growth. In addition, measuring ROMA focuses our executives on the key components affecting the profitability of our automobile loan portfolio, such as executing loan pricing strategies, maintaining net interest margin and controlling credit losses and expenses. The 2007 SEBP also ties the potential annual incentive awards to operational performance goals. Originations volume measures the results of our transactions with automobile dealers, while origination expenses measure the efficiencies in the sales, marketing and underwriting processes. Measuring net credit losses and servicing expenses reflect the Company's servicing and collection performance.

        For the executive team with company-wide responsibility, we give equal weight to EPS and ROMA targets and lesser weight to the operational performance goals.     Currently, the executive team includes the Named Executive Officers and Mr. Bowman. For other officers who are responsible for operational units, depending on position, we give different weight to operational performance goals. For the 2007 SEBP, the Committee established the weighting of the performance metrics for the Named Executive Officers, as set out below:

Performance Goals	Weight
Earnings Per Share	25%
Return on Managed Assets	25%
Net Credit Losses	20%
Originations Volume	20%
Origination Expenses	5%
Servicing Expenses	5%

        The bonus target amounts, expressed as a percentage of base salary, are established for the Named Executive Officers each year, with a target between 75% and 100% of base salary and a maximum bonus opportunity between 150% and 200%. As stated above, no bonuses are paid if we do not meet the minimum EPS goal regardless of the achievement of the other performance goals.

        In August 2007, the Committee evaluated whether and to what extent we achieved the fiscal 2007 financial and operational performance goals. For the SEBP for fiscal 2007, the Committee determined that (i) the targets for EPS, ROMA and originations volume were achieved at the maximum level; (ii) the targets for net credit losses and servicing expenses were achieved at the threshold level; and (iii) the threshold target for origination expenses was not met. The Committee, however, upon a recommendation from the CEO, elected to reduce the payout percentage to the Named Executive Officers and Mr. Bowman to a level consistent with the payout percentage for other officers engaged in administrative and support functions.

        As a result of the Committee's determinations, each of the Named Executive Officers received the bonus award payments in August 2007 in the amounts reported in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column. These amounts represent the following percentages of the Named Executive Officers respective base salaries in fiscal 2007: 145% for Messrs. Morris and Berce and approximately 109% for each of Messrs. Miller, Floyd and Choate. Mr. Bowman also received a bonus award payment equal to approximately 109% of his base salary.

Long-Term Incentive Compensation

        We believe that a significant portion of compensation should be contingent on delivery of value to all shareholders. We believe that long-term compensation is a critical component of any executive compensation program because of the need to foster a long-term focus on the Company's financial results. Long-term compensation is an incentive tool that management and the Committee use to align the financial interests of officers to the creation of sustained shareholder value.

        In fiscal 2006, we restructured our long-term compensation program for employees who are at the level of executive vice president and above in order to create a stronger correlation between Company performance and long-term compensation. Specifically, we reduced our reliance on stock options by introducing a new element of equity compensation—grants of performance-based restricted stock units ("RSUs"). We believe the use of RSUs focuses executive officers' attention on multi-year financial goals, their individual contributions to the Company's success and stock price appreciation. As explained further below, we believe retention value is generated by the three-year performance-based cycle for vesting requirements of RSU grants and the holding period of the vested RSUs. The Company's deliberate move away from the broad use of stock options to RSUs as a performance-motivating tool also reflects changes in market practice and the financial accounting treatment of share-based compensation.

        On May 1, 2007, the Committee made long-term incentive compensation awards to the Named Executive Officers, in the form of RSUs, for the fiscal 2008-2010 performance period. The target number of RSUs that may be earned by each of Messrs. Morris and Berce is 93,000 RSUs, and the target number of RSUs that may be earned by each of Messrs. Miller, Floyd and Choate is 46,500 RSUs. The actual number of RSUs that may ultimately vest can range from zero to approximately 130% of the initial target amount, depending on the Company's achievement of pre-established EPS targets over the fiscal 2008-2010 performance period. The fiscal 2008 EPS target approved by the Committee is consistent with earnings guidance publicly provided by the Company on April 30, 2007. The EPS target for fiscal 2009 and 2010 represent annual earnings growth of 10% or more. The threshold and maximum EPS levels are set at 20% above and below the target levels for each fiscal year target levels in the fiscal 2008-2010 performance period. The Committee must certify that these EPS targets were attained prior to any vesting of the RSUs. No RSUs will vest in a year in which the threshold EPS target is not met. Moreover, the agreements regarding the RSUs provide that the shares of Common Stock underlying the RSUs will not be distributable to the Named Executive Officer until the earliest to occur of: (i) five (5) years from the date of the grant, (ii) the date of a change in control (as defined in the Second Amended and Restated 2000 Limited Omnibus and Incentive Plan), (iii) the Named Executive Officer's death or disability, or (iv) the date of the Named Executive Officer's separation from employment. The "Grants of Plan-Based Awards" table summarizes the RSUs granted to the Named Executive Officers in fiscal 2007.

Employment Agreements

        The Company has employment agreements with each of Messrs. Morris, Berce, Miller, Floyd and Choate. For further discussion of these agreements, refer to "Executive Employment Agreements" below.

Retirement and Other Benefits

        We do not maintain a defined benefit retirement program or any supplement executive retirement plan ("SERP"). Instead, the Named Executive Officers and all other Company employees are eligible to participate in the Company's 401(k) Plan. The Named Executive Officers and certain other officers can also participate in the Company's non-qualified deferred compensation plan.

        401(k).    The Company maintains a 401(k) plan for all employees. The 401(k) plan is a tax-qualified savings plan pursuant to which all Company employees, including the Named Executive Officers can contribute a portion of their annual salary on a pre-tax basis to the 401(k) up to certain limits prescribed by the Internal Revenue Service. The Company will match 100% of the first 3% of contributed pay and 50% of the next 3% of contributed pay. All employee contributions to the 401(k) plan are fully vested upon contribution. Employees may select from among several mutual funds when investing their 401(k) account funds. Company matching contributions are typically made in Company Common Stock, vest over the first five years of an employee's service with the Company and are fully vested for employees who have five or more years of service. To the extent the employee is vested in the Company match, the employee may sell the Company stock and invest the proceeds in the 401(k) plan mutual funds.

        Non-Qualified Deferred Compensation Plan.    On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with Section 409A of the IRC, which went into effect January 1, 2005. A more detailed discussion of the Company's non-qualified deferred compensation arrangements is provided under the heading "Non-Qualified Deferred Compensation" below.

Stock Ownership Guidelines for Executive Officers

        The Board of Directors has adopted stock ownership guidelines that are designed to encourage the accumulation of the Company's stock within a reasonable time from the date of hire or promotion by its executive officers and to further align executive officers' interests with those of our shareholders. The guidelines, stated as a multiple of executives' base salaries and the minimum number of shares that must be owned by executive officers, are as follows:

Position	Base Salary Multiple	Minimum Number of Shares To Be Directly Owned
Chairman, Chief Executive Officer and President	4X	150,000
Chief Financial Officer, Co-Chief Operating Officers and Chief Credit and Risk Officer	3X	60,000

These guidelines are subject to periodic review to ensure that the levels are appropriate. Shares of the Company's stock directly owned by an executive officer and shares owned by an executive officer through the Company's 401(k) and employee stock purchase programs constitute qualifying ownership. Restricted stock units that have vested would also qualify. Stock options or stock appreciation rights are not counted towards compliance with the guidelines. The Committee will review the progress of each executive officer toward compliance with the guidelines and, in the event an officer is not making satisfactory progress, the Committee may reduce prospective equity incentive grants to such officer. Presently, all of the Named Executive Officers except for Mr. Miller own more than the minimum number of shares necessary to comply with the stock ownership guidelines. Prior to fiscal 2007, Mr. Miller owned more than the minimum number of shares required by the guidelines but has fallen below the compliance level due to a disposition of shares in a divorce settlement.

Perquisites and Personal Benefits

        We provide various personal benefits to our Named Executive Officers which are generally provided by other companies and become an expected component of the overall remuneration for executive talent, including:

  •
  Personal use of Company aircraft—Messrs. Morris and Berce are entitled to certain hours of use of the Company's aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors and pursuant to a signed dry lease agreement which is governed by FAA regulations. For each flight in excess of the allocated personal use flight hours, Messrs. Morris and Berce are required to reimburse the Company for operating costs associated with personal aircraft usage which are based on an hourly rate and include estimates for costs that are specifically defined by the FAA regulations pursuant to dry lease agreements. Personal use is treated as taxable compensation to Messrs. Morris and Berce to the extent the Internal Revenue Service valuation of the personal aircraft usage exceeds the payments pursuant to the dry lease agreement.

  •
  City Club membership—provided to Mr. Berce for business dining purposes. Monthly dues are reimbursable, but expressly excluded are initiation fees, food service (unless business related) and general assessments.

  •
  Accounting and legal services—provided to Messrs. Morris and Berce for professional accounting and/or legal services rendered personally to them.

  •
  Medical reimbursements for annual health check—provided to Messrs. Morris and Berce.

  •
  Additional life insurance policies—provided to Messrs. Berce, Miller, Floyd and Choate for executive term life insurance. In addition, the Committee has authorized the Company to reimburse

    Mr. Berce annually for the future premium payments on a life insurance policy and the related federal income taxes.

Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, 401(k) contribution purposes or employee stock purchase program purposes.

        Attributed costs of the personal benefits for the Named Executive Officers for the year ended June 30, 2007 are included in the "All Other Compensation" column of the Summary Compensation Table and the footnotes to that table.

Tax and Accounting Matters

  Deductibility of Executive Compensation

        As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the IRC which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. The SEBP, under which executive officers' short-term incentive compensation is paid, was adopted by the Committee in August 2004, approved by the Board in September 2004 and approved by the Company's shareholders at the 2004 Annual Meeting of Shareholders. The SEBP is designed to qualify awards under Section 162(m) of the IRC.

        The Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
DOUGLAS K. HIGGINS (CHAIRMAN) JOHN R. CLAY JAMES H. GREER KENNETH H. JONES, JR.

Summary Compensation Table

        The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended June 30, 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Unit Awards ($)(1)(2)	SAR Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Clifton H. Morris, Jr. Chairman of the Board	2007	900,000	0	793,173	773,335	1,305,000	0	140,814	3,912,322
Daniel E. Berce President and Chief Executive Officer	2007	950,000	0	793,173	773,335	1,377,500	0	129,294	4,023,302
Preston A. Miller Executive Vice President, Co-Chief Operating Officer	2007	460,385	0	396,587	386,667	505,688	0	10,655	1,759,982
Mark Floyd Executive Vice President, Co-Chief Operating Officer	2007	460,385	0	396,587	386,667	505,688	0	11,600	1,760,927
Chris A. Choate Executive Vice President, Chief Financial Officer and Treasurer	2007	417,308	0	396,587	386,667	462,188	0	10,380	1,673,130

(1)
The restricted stock unit awards column and SAR awards column set forth the dollar amounts recognized for financial statement reporting purposes for performance-based restricted stock units ("RSUs") and stock appreciation rights ("SARs") with respect to fiscal 2007 in accordance with FAS 123R. During fiscal 2007, the Named Executive Officers have not realized any financial benefit from these awards. The assumptions made for the valuations of the awards are set forth in footnotes 1 and 14 to the consolidated financial statements included in the Company's 2007 Annual Report.

(2)
Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with FAS 123R with respect to RSUs granted on May 31, 2006, which are subject to the Company's achievement of pre-established EPS targets over the fiscal 2007-2009 performance period. On August 9, 2007, the Compensation Committee certified the achievement of the EPS target at the maximum level. As a result of this certification, Messrs. Morris and Berce are each entitled to 34,666 shares and Messrs. Miller, Floyd and Choate are each entitled to 17,333 shares. However, the distribution of the shares is mandatorily deferred, pursuant to the terms of the grant agreements, until the earliest to occur of: (i) five (5) years from the date of the grant, (ii) the date of a change in control, (iii) the Named Executive Officer's death or disability, or (iv) the date of the Named Executive Officer's separation from employment.

(3)
Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with FAS 123R with respect to SARs granted to the Named Executive Officers on March 8, 2005, which expire five years after the grant date. The SARs became exercisable 25% on June 30, 2005 and 25% on March 8, 2007 and will become further exercisable 50% on March 8, 2008. The SARs have a conversion price of $24.03, the closing price on the grant date. The SARs entitle the Named Executive Officers to receive shares of Common Stock from the Company equal in value to the difference between the exercise price and the price on the day they are exercised, multiplied by the number of SARs exercised.

(4)
Represents performance-based annual incentive amounts awarded based on fiscal 2007 individual performance and paid in August 2007. See discussion under the section entitled "Compensation Discussion and Analysis—Short-Term Incentive-Based Cash Awards" above for further details on these awards.

(5)
All other compensation consists of the following on a per executive basis:

		Perquisites
Name	Contribution to 401(k) Plan ($)	Personal Use of Aircraft ($)(a)	Accounting and Legal Services ($)(b)	City Club Membership ($)(c)	Medical Reimbursement ($)(d)	Additional Life Insurance Policies ($)(e)	Total ($)
Clifton H. Morris, Jr.	9,900	120,310	7,868	0	2,736	0	140,814
Daniel E. Berce	9,900	44,231	7,868	2,636	2,578	62,081	129,294
Preston A. Miller	9,900	0	0	0	0	755	10,655
Mark Floyd	9,900	0	0	0	0	1,700	11,600
Chris A. Choate	9,900	0	0	0	0	480	10,380

  (a)
  The amounts represent the incremental cost of personal use of Company aircraft to the extent not reimbursed by the executive to the Company. The cost includes the average cost of fuel used, direct costs incurred (such as flight planning services, pilot expenses and food) and an hourly charge for maintenance of the engines and airframe. Messrs. Morris and Berce are entitled to certain hours of use of the Company's aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors and pursuant to a signed dry lease agreement which is governed by FAA regulations. For each flight in excess of the allocated personal use flight hours, Messrs. Morris and Berce are required to reimburse the Company for operating costs associated with personal aircraft usage which are based on an hourly rate and include estimates for costs that are specifically defined by the FAA regulations pursuant to dry lease agreements. Personal use is treated as taxable compensation to Messrs. Morris and Berce to the extent the Internal Revenue Service valuation of the personal aircraft usage exceeds the payments pursuant to the dry lease agreement.

  (b)
  The amounts represent payments by the Company to reimburse the executive for professional accounting and legal services.

  (c)
  The amounts represent the monthly dues for a city club membership.

  (d)
  The amounts represent payments by the Company to the executive for medical expenses which are not reimbursed to the executive by the Company's health insurance plan.

  (e)
  The amounts disclosed in this column for fiscal 2007 include the payment by the Company of premiums for term life insurance on behalf of Mr. Berce, $1,140; Mr. Miller, $755; Mr. Floyd, $1,700; and Mr. Choate, $480. In addition, the Compensation Committee has authorized the Company to reimburse Mr. Berce for the future premium payments on a life insurance policy and the related federal income taxes. In fiscal 2007, this amount was $60,941.

Grants of Plan-Based Award

        The following table sets forth plan-based awards granted to the Named Executive Officers of the Company during the fiscal year ended June 30, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
									Exercise or Base Price of Option Awards
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards Number of Securities Underlying Options (#)		Grant Date Fair Value ($)(4)
Clifton H. Morris, Jr. RSU SEBP	05/01/2007 08/09/2007	450,000	900,000	1,800,000	65,000	93,000	121,000	0	0	3,000,800
Daniel E. Berce RSU SEBP	05/01/2007 08/09/2007	475,000	950,000	1,900,000	65,000	93,000	121,000	0	0	3,000,800
Preston A. Miller RSU SEBP	05/01/2007 08/09/2007	174,375	348,750	697,500	32,500	46,500	60,500	0	0	1,500,400
Mark Floyd RSU SEBP	05/01/2007 08/09/2007	174,375	348,750	697,500	32,500	46,500	60,500	0	0	1,500,400
Chris A. Choate RSU SEBP	05/01/2007 08/09/2007	159,375	318,750	637,500	32,500	46,500	60,500	0	0	1,500,400

(1)
Date on which the performance-based restricted stock units ("RSUs") were granted to each Named Executive Officer or the date on which non-equity incentive plan awards were paid to each Named Executive Officer. When the Committee approves equity grants for Company officers, the grant date is identified at that time and in no event is the grant date set prior to the date of Committee approval.

(2)
Amounts shown represent threshold, target and maximum performance-based annual incentive amounts. For fiscal 2007, the specific performance levels established by the Compensation Committee were set at the threshold, target, superior and maximum levels. Actual amounts paid in August 2007 are reflected in the Summary Compensation Table. See discussion under the section entitled "Compensation Discussion and Analysis—Short-Term Incentive-Based Cash Awards" above for further details on these awards.

(3)
On May 1, 2007, the Committee made long-term incentive compensation awards to the Named Executive Officers, in the form of RSUs, for the fiscal 2008-2010 performance period. The actual number of RSUs that may ultimately vest can range from zero to approximately 130% of the initial target amount, depending on the Company's achievement of pre-established EPS targets over the fiscal 2008-2010 performance period. The fiscal 2008 EPS target approved by the Committee is consistent with earnings guidance publicly provided by the Company on April 30, 2007. The EPS targets for fiscal 2009 and 2010 represent annual earnings growth of 10% or more. The threshold and maximum EPS levels are set at 20% above and below the targets level for each fiscal year in the 2008-2010 performance period. The Committee must certify that these EPS targets were attained prior to any vesting of the RSUs. No RSUs will vest in a year in which the threshold EPS target is not met. Moreover, the agreements regarding the RSUs provide that the shares of Common Stock underlying the RSUs will not be distributable to the Named Executive Officer until the earliest to occur of: (i) five (5) years from the date of the grant, (ii) the date of a change in control (as defined in the Second Amended and Restated 2000 Limited Omnibus and Incentive Plan), (iii) the Named Executive Officer's death or disability, or (iv) the date of the Named Executive Officer's separation from employment.

(4)
Amounts shown represent value at the maximum level of RSUs granted to the Named Executive Officers. The value of the RSUs is based on a price of $24.80, the closing price of the Company's Common Stock on the May 1, 2007 grant date.

Outstanding Equity Awards at Fiscal Year-End

        The following tables provide information concerning unexercised options, stock appreciation rights ("SARs") and performance-based restricted stock units that have not vested as of the fiscal year ended June 30, 2007.

	Option Awards
Name	Option/SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option /SAR Expiration Date
Clifton H. Morris, Jr.	05/28/2003 07/01/2003 03/08/2005	190,000 66,000 80,000	80,000		8.790 8.500 24.030	05/28/2008 07/01/2013 03/08/2010
Daniel E. Berce	05/28/2003 07/01/2003 03/08/2005	190,000 66,000 80,000	80,000		8.790 8.500 24.030	05/28/2008 07/01/2013 03/08/2010
Preston A. Miller	04/28/1998 08/06/1998 04/27/1999 04/24/2000 05/01/2001 11/06/2001 03/08/2005	13,800 18,400 21,500 30,000 12,800 31,100 40,000	40,000		16.375 17.000 17.440 18.130 45.270 16.100 24.030	04/28/2008 08/06/2008 04/27/2009 04/24/2010 05/01/2011 11/06/2011 03/08/2010
Mark Floyd	04/28/1998 04/27/1999 04/24/2000 08/01/2000 05/01/2001 10/05/2001 10/05/2001 05/28/2003 03/08/2005	2,760 5,160 9,900 11,440 7,700 4,300 15,000 50,000 40,000	40,000		16.375 17.440 18.130 21.000 45.270 35.000 35.000 8.790 24.030	04/28/2008 04/27/2009 04/24/2010 08/01/2010 05/01/2011 10/05/2011 10/05/2011 05/28/2008 03/08/2010
Chris A. Choate	04/28/1998 04/27/1999 02/03/2000 04/24/2000 05/01/2001 11/06/2001 03/08/2005	13,800 17,200 23,000 19,300 12,800 31,100 40,000	40,000		16.375 17.440 16.380 18.130 45.270 16.100 24.030	04/28/2008 04/27/2009 02/03/2010 04/24/2010 05/01/2011 11/06/2011 03/08/2010

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Clifton H. Morris, Jr.	05/31/2006 05/01/2007			104,000 121,000	2,761,200 3,212,550
Daniel E. Berce	05/31/2006 05/01/2007			104,000 121,000	2,761,200 3,212,550
Preston A. Miller	05/31/2006 05/01/2007			52,000 62,500	1,380,600 1,606,275
Mark Floyd	05/31/2006 05/01/2007			52,000 62,500	1,380,600 1,606,275
Chris A. Choate	05/31/2006 05/01/2007			52,000 62,500	1,380,600 1,606,275

(1)
The stock awards listed in this column include the following performance-based restricted stock units ("RSUs") that were unvested as of June 30, 2007.

(a)
The RSUs granted on May 31, 2006 are subject to the Company's achievement of pre-established EPS targets over the fiscal 2007-2009 performance period. The table indicates the maximum number of RSUs that were outstanding as of June 30, 2007. On August 9, 2007, the Committee certified the achievement of the EPS target at the maximum level. As a result of this certification, Messrs. Morris and Berce are each entitled to 34,666 shares and Messrs. Miller, Floyd and Choate are each entitled to 17,333 shares. However, the distribution of the shares is mandatorily deferred, pursuant to the terms of the grant agreements, until the earliest to occur of: (i) five (5) years from the date of the grant, (ii) the date of a change in control, (iii) the Named Executive Officer's death or disability, or (iv) the date of the Named Executive Officer's separation from employment.

(b)
The RSUs granted on May 1, 2007 are subject to the Company's achievement of pre-established EPS targets over the fiscal 2008-2010 performance period. The table indicates the maximum number of RSUs that were outstanding as of June 30, 2007. The RSUs granted on May 1, 2007 are described in "Compensation Discussion and Analysis—Long-Term Incentive Compensation" and "Grants of Plan-Based Award."

(2)
The value shown is based on the closing price of the Company's Common Stock on June 29, 2007 of $26.55 per share.

Option Exercises and Stock Vested Table

        The following table provides information for the Named Executive Officers on (1) the aggregate stock options exercised during fiscal 2007, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of performance-based restricted stock units and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Vesting ($)
Clifton H. Morris, Jr.(3)	1,420,000	18,441,440	0	0
Daniel E. Berce(4)	1,320,000	16,856,410	0	0
Preston A. Miller(5)	140,000	2,340,442	0	0
Mark Floyd	0	0	0	0
Chris A. Choate(6)	114,000	2,197,600	0	0

(1)
Values reflect the aggregate difference between the stock option exercise prices and the prices of the Company's stock when the stock options were exercised and do not reflect the tax consequences of the exercise.

(2)
No restrictions lapsed on the performance-based restricted stock units during fiscal 2007. For additional details on the vesting of performance-based restricted stock units relating to the fiscal 2007 performance period, see footnote 1(a) to the table entitled "Outstanding Equity Awards at Fiscal Year-End" above.

(3)
Mr. Morris exercised 1,420,000 stock options at an exercise price of $12.00 pursuant to a 10b5-1 plan adopted on May 12, 2006. Of the 1,420,000 stock options, Mr. Morris acquired upon exercise 420,000 shares which remain part of his common stock holdings as of the Record Date. These stock options had an expiration date of December 31, 2006.

(4)
Mr. Berce exercised 1,320,000 stock options at an exercise price of $12.00 pursuant to a 10b5-1 plan adopted on May 23, 2006. Of the 1,320,000 stock options, Mr. Berce acquired upon exercise 420,000 shares which remain part of his common stock holdings as of the Record Date. These stock options had an expiration date of December 31, 2006.

(5)
Mr. Miller exercised 40,000 stock options at an exercise price of $7.50 pursuant to a 10b5-1 plan adopted on September 12, 2006. Mr. Miller also exercised 100,000 stock options at an exercise price of $8.79 pursuant to a 10b5-1 plan adopted on September 12, 2006.

(6)
Mr. Choate exercised 14,000 stock options at an exercise price of $7.25 pursuant to a 10b5-1 plan adopted on January 26, 2007. Mr. Choate also exercised 100,000 stock options at an exercise price of $8.79 pursuant to a 10b5-1 plan adopted on May 14, 2007.

Pension Benefits

        We do not have a defined benefit pension plan for our employees and have not included a table disclosing the actuarial present value of each Named Executive Officer's accumulated benefits under defined benefit pension plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each Named Executive Officer during the year. We also do not have a SERP for our employees. The only retirement plans available to the Named Executive Officers were our qualified 401(k) plan, which is available to all employees and a non-qualified deferred compensation plan, which is available to certain officers. The non-qualified deferred compensation plan is described in "Compensation Discussion and Analysis—Retirement and Other Benefits" and in the "Non-Qualified Deferred Compensation" section, which follows.

Non-Qualified Deferred Compensation

        The Company sponsors a non-qualified deferred compensation plan. The Deferred Compensation Plan II ("DCP II") is a voluntary non-qualified deferred compensation plan. Compensation eligible to be deferred into the DCP II includes base annual salary and cash payments under the Senior Executive Bonus Plan ("SEBP"). The DCP II is a successor plan to the Company's Deferred Compensation Plan (the "DCP," and together with DCP II, the "DCP Plans"), which was frozen on December 31, 2004.

        The following table shows the contributions, earnings and account balances for the Named Executive Officers participating in the Company sponsored non-qualified deferred compensation program:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distibutions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)
Clifton H. Morris, Jr.	0	0	0	0	0
Daniel E. Berce	300,000	0	577,595	0	2,750,281
Preston A. Miller	46,038	0	265,668	1,721,222	483,411
Mark Floyd	0	0	0	0	0
Chris A. Choate	0	0	231,581	0	1,263,632

(1)
For Mr. Berce, the contributions were from his fiscal 2006 cash bonus and are not included in the Summary Compensation Table. For Mr. Miller, the contributions were from his fiscal 2007 base salary and are included in the Summary Compensation Table under "Salary."

(2)
The aggregate earnings reflect investment gains on the DCP funds and/or the DCP II funds as selected by Messrs. Berce, Miller and Choate and are not included in the Summary Compensation Table.

(3)
Amounts shown reflect a distribution from the DCP.

Deferred Compensation Plan II

        DCP II was adopted by the Compensation Committee effective on January 1, 2005, and is the successor plan to the DCP, which was frozen effective December 31, 2004. The DCP II has participation and distribution provisions intended to comply with the regulations issued under Section 409A of the IRC. Participants' accounts in the legacy DCP continue to be credited with earnings on the same basis as accounts in the DCP II.

        Participants may voluntarily elect to participate in the DCP II. Participation is open to vice presidents and above. For fiscal year 2007, approximately 131 employees were eligible to participate in DCP II. Of the Named Executive Officers, Messrs. Berce and Miller participated in the program in fiscal 2007.

        Participants may elect to defer into the DCP II up to 100% of their base annual salary and up to 100% of their annual SEBP payment. An election to participate is valid for only one calendar year. Participants are always fully vested in the amounts credited to the their accounts in the DCP II. AmeriCredit currently does not make and has not made any contributions to the participants' accounts under the DCP Plans.

        The Company computes deemed investment gain or loss under the different investment funds available based on the actual investment performance of the funds selected by the participants. Participants in the DCP II have the option to direct their individual deferrals among 25 different investment funds made available by the plan. Distributions under the DCP II may be made to executives according to their respective elected schedule for distribution, or upon termination of employment, change in control, or certain other events.

        The DCP II is a successor plan to the Company's DCP, which was frozen on December 31, 2004. No additional participants are permitted to enter the DCP and no compensation is taken into account after this date. Messrs. Berce, Miller and Choate were previous participants in the DCP and, as such, returns on these investments are reported for fiscal 2007. Participants in the DCP have the option to direct their individual deferrals among 25 different investment funds made available by the plan.

        Employees who elect to participate in DCP II must also make a distribution election at the same time they select their level of participation. Separate elections as to timing and form of payment can be made for separations from service due to retirement, disability or death. The participant can elect the time payments start—in a particular year or some designated fixed number of years following the separation from service. The participant may also elect from one to ten annual payments. Distributions under the DCP Plans are subject to ordinary income taxes.

        The DCP Plans are not directly supported by Company assets. Amounts paid under these plans are paid from the Company's general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Executive Employment Agreements

        The Company entered into employment agreements with each of Messrs. Morris, Berce, Miller, Floyd and Choate that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and benefit programs made available to all executive officers. On November 2, 2005, the Compensation Committee approved the amended and restated employment agreements primarily to ensure that post-employment payments and benefits under the agreements comply with the regulations issued under Section 409A of the IRC, a new section of the Code that governs certain deferred compensation and severance arrangements.

        The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2005, as filed with the SEC on November 8, 2005.

        These agreements, as amended and restated in fiscal 2006, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris). These agreements provide for base salaries which may be increased by the Compensation Committee in its sole discretion and the right to participate in bonus and other compensation and benefit arrangements. As of June 30, 2007, the base salaries for Messrs. Morris, Berce, Miller, Floyd and Choate were $900,000, $950,000, $465,000, $465,000 and $425,000, respectively.

        Pursuant to the agreements, in the event of termination of employment due to the executive's voluntary termination or in the event of termination by the Company for due cause, the executive will be entitled to receive his pro rata base salary plus all earned and vested bonuses through the date of termination. In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive his base salary for one year following the date of termination. In the event of termination by the Company without cause, the executive will be entitled to receive the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary. "Salary" means the sum of (i) the base salary paid to the executive and (ii) annual cash bonus or other cash incentive compensation paid to the executive. "Due cause" includes intentional misapplication of Company funds, conviction of a crime involving moral turpitude, use or possession of any controlled substance or abuse of alcoholic beverages, violation of his obligations under the employment agreement and willful and deliberate malfeasance or gross negligence in performance of his duties.

        In the event of a change of control (as defined below) of the Company and the subsequent termination of the executive without due cause or voluntary termination by the executive during the twelve (12) months following the change of control, the executive will be entitled to receive the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary.

        Under the employment agreements, a change in control would include any of the following:

  •
  on the date that any one person, or more than one person acting as a group, acquires ownership of stock of AmeriCredit that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of AmeriCredit;

  •
  on the date that a majority of the members of AmeriCredit's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of AmeriCredit's Board of Directors prior to the date of the appointment or election; or

  •
  on the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from AmeriCredit that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of AmeriCredit immediately prior to such acquisition or acquisitions.

        The agreements have incorporated language requiring compliance with Section 409A of the IRC which could result in delays of the payments discussed above.

        Included in the employment agreement for Messrs. Morris and Berce is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years from the date on which he ceased to be employed as a result of a termination for due cause, termination of his employment by the Company at any time for any reason whatsoever, even without due cause, or voluntary termination unless such voluntary termination occurs within twelve months after a change in control. Included in the agreement for Messrs. Miller, Floyd and Choate is a similar covenant of the employee not to compete with the Company during the term of his employment and for a period of one year thereafter.

Potential Payment upon Termination or Change of Control

        The following tables show potential payments to the Named Executive Officers under the existing agreements, plans or arrangements for various scenarios involving a termination of employment or change of control, assuming a June 30, 2007 termination date and, where applicable, using the closing price of our Common Stock of $26.55 (as reported on the New York Stock Exchange as of June 29, 2007).

Clifton H. Morris, Jr.

Executive Benefits and Payments Upon Termination or Change of Control as of 6-30-07	Voluntary Termination/ Termination for Due Cause ($)	Involuntary Not for Cause Termination ($)	Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary (Base Salary and Bonus)	0	4,469,669	4,469,669	900,000	900,000
Long Term Incentives
Stock Appreciation Rights
Unvested and Accelerated	0	0	201,600	201,600	201,600
Restricted Stock Units
2007-2009 (performance period)	0	0	2,761,200	2,761,200	2,761,200
2008-2010 (performance period)	0	0	3,212,550	3,212,550	3,212,550
Other Benefits:
Disability Insurance Benefits	0	0	0	134,500	0
Life Insurance Proceeds	0	0	0	0	50,000
Total:	0	4,469,669	10,645,019	7,209,850	7,125,350

Daniel E. Berce

Executive Benefits and Payments Upon Termination or Change of Control as of 6-30-07	Voluntary Termination/ Termination for Due Cause ($)	Involuntary Not for Cause Termination ($)	Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary (Base Salary and Bonus)	0	4,740,459	4,740,459	950,000	950,000
Long Term Incentives
Stock Appreciation Rights
Unvested and Accelerated	0	0	201,600	201,600	201,600
Restricted Stock Units
2007-2009 (performance period)	0	0	2,761,200	2,761,200	2,761,200
2008-2010 (performance period)	0	0	3,212,550	3,212,550	3,212,550
Other Benefits:
Disability Insurance Benefits	0	0	0	1,374,500	0
Life Insurance Proceeds	0	0	0	0	550,000
Total:	0	4,740,459	10,915,809	8,499,850	7,675,350

Preston A. Miller

Executive Benefits and Payments Upon Termination or Change of Control as of 6-30-07	Voluntary Termination/ Termination for Due Cause ($)	Involuntary Not for Cause Termination ($)	Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary (Base Salary and Bonus)	0	465,000	1,559,273	232,500	232,500
Long Term Incentives
Stock Appreciation Rights
Unvested and Accelerated	0	0	100,800	100,800	100,800
Restricted Stock Units
2007-2009 (performance period)	0	0	1,380,600	1,380,600	1,380,600
2008-2010 (performance period)	0	0	899,514(1)	1,606,275	1,606,275
Other Benefits:
Disability Insurance Benefits	0	0	0	2,544,500	0
Life Insurance Proceeds	0	0	0	0	550,000
Total:	0	465,000	3,940,187	5,864,675	3,870,175

(1)
Equity plan limitation due to Section 280G.

Mark Floyd

Executive Benefits and Payments Upon Termination or Change of Control as of 6-30-07	Voluntary Termination/ Termination for Due Cause ($)	Involuntary Not for Cause Termination ($)	Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary (Base Salary and Bonus)	0	465,000	1,559,273	232,500	232,500
Long Term Incentives
Stock Appreciation Rights
Unvested and Accelerated	0	0	100,800	100,800	100,800
Restricted Stock Units
2007-2009 (performance period)	0	0	1,380,600	1,380,600	1,380,600
2008-2010 (performance period)	0	0	844,290(1)	1,606,275	1,606,275
Other Benefits:
Disability Insurance Benefits	0	0	0	1,254,500	0
Life Insurance Proceeds	0	0	0	0	550,000
Total:	0	465,000	3,884,963	4,574,675	3,870,175

(1)
Equity plan limitation due to Section 280G.

Chris A. Choate

Executive Benefits and Payments Upon Termination or Change of Control as of 6-30-07	Voluntary Termination/ Termination for Due Cause ($)	Involuntary Not for Cause Termination ($)	Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary (Base Salary and Bonus)	0	425,000	1,393,934	212,500	212,500
Long Term Incentives
Stock Appreciation Rights
Unvested and Accelerated	0	0	100,800	100,800	100,800
Restricted Stock Units
2007-2009 (performance period)	0	0	592,331(1)	1,380,600	1,380,600
2008-2010 (performance period)	0	0	(1)	1,606,275	1,606,275
Other Benefits:
Disability Insurance Benefits	0	0	0	2,484,500	0
Life Insurance Proceeds	0	0	0	0	550,000
Total:	0	425,000	2,087,065	5,784,675	3,850,175

(1)
Equity plan limitation due to Section 280G.

Below is a description of the assumptions that were used in creating the tables above.

Base Salary and Incentive-Based Cash Bonus

        The amounts of these elements of compensation are governed by the employment agreements. See "Executive Employment Agreements" above. In addition, the meaning of "change of control" as used in the tables is set forth in the employment agreements.

Stock Appreciation Rights and Restricted Stock Units

        The amounts pertaining to the stock appreciation rights ("SARs") and performance-based restricted stock units ("RSUs") are governed by the terms of their respective awards.

        For the SAR amounts, the tables provide values for the SARs which would become vested upon a termination event. The agreements relating to the SARs provide that the vesting of unvested SARs would be accelerated if there is a change in control, disability or death. The values are based upon the difference between the closing market price of AmeriCredit stock of $26.55 per share on June 29, 2007, and the actual conversion price of the SARs. The amounts of unvested SARs are set forth in the table "Outstanding Equity Awards at Fiscal Year-End" above.

        For RSU amounts, the tables provide values for RSUs which would become vested upon termination events shown in the tables. RSUs vest 100% upon a change of control, disability or death and are paid at the maximum level. Upon termination of the Named Executive Officer's employment by the Company for any reason, any unvested RSUs subject to the award are forfeited. The values are calculated by multiplying the unvested amounts of RSUs by $26.55, the closing market price of AmeriCredit stock on June 29, 2007. The amounts of unvested RSUs are set forth in the table "Outstanding Equity Awards at Fiscal Year-End" above.

Other Benefits

        The amounts of Disability Insurance Benefits are based upon disability payments the executive would receive if he remained disabled for the maximum period covered by third-party insurance policies.

        The amounts of the Life Insurance Proceeds are based upon life insurance policies provided by the Company.

        The non-qualified deferred compensation amounts are fully vested at all times and are governed by the distribution elections made by the executives.

Section 280G

        If (a) there is a change of control or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the IRC) and (b) the payments otherwise to be made pursuant to the employment agreements, equity-based compensation agreements and any other payments or benefits otherwise to be paid to executive in the nature of compensation to be received by or for the benefit of executive and contingent upon such event (the "Termination Payments") would create an "excess parachute payment" within the meaning of Section 280G, then (i) in the case of the employment agreements, the Company will make the Termination Payments in substantially equal installments, such that the aggregate present value of all Termination Payments, will be as close as possible to, but not exceed, 299% of Executive's base amount, within the meaning of Section 280G; and (ii) in the case of the equity-based compensation agreements, unvested equity grants, which would otherwise be accelerated, would not be accelerated such that the total compensation would not exceed 299% of the executive's base amount, within the meaning of Section 280G.

        As a result of the provisions of Section 280G, if a change of control occurred as of June 30, 2007, the unvested equity grants of Messrs. Miller, Floyd and Choate, which would have otherwise been accelerated, would not be accelerated. The value of these lost equity awards are $706,761 for Mr. Miller; $761,985 for Mr. Floyd; and $2,394,544 for Mr. Choate.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 2007, all filing requirements applicable to its executive officers and directors were met except that the performance-based restricted stock units granted to Messrs. Morris, Berce, Miller, Floyd, Choate and Bowman on May 1, 2007 were not reported until June 7, 2007.

Related Party Transactions

        When customers default on automobile loans, the Company uses the services of independent contractors for the recovery and repossession of the financed vehicles. These independent contractors are selected from a group of qualified agencies with whom the Company maintains ongoing relationships. The Company uses the services of more than 250 different agencies. During fiscal 2007, the Company engaged four vehicle recovery agencies controlled by Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman of the Board of the Company. A per vehicle payment is made pursuant to a fee schedule submitted by these four agencies for each recovery, repossession or other service performed. The Company considers the fees charged by these companies to be competitive and reasonable. During fiscal 2007, payments by the Company to these four agencies totaled $1,975,109. In fiscal 2007, the Nominating and Corporate Governance Committee, consisting entirely of independent directors, reviewed the Company's relationship with these four agencies, made a report relating to the Company's relationship to the Board of Directors and will continue to monitor this relationship.

RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(Item 2)

        The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 2008. The Audit Committee and the Board of Directors have determined that it would be desirable to request that the shareholders ratify such selection. The proposal to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2007 Annual Meeting of Shareholders. Deloitte & Touche LLP served as the Company's independent registered public accounting firm for the fiscal year ended June 30, 2007 and has reported on the Company's consolidated financial statements for such year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        Shareholder ratification is not required for the selection of Deloitte & Touche LLP, since the Audit Committee has the sole responsibility for selecting the Company's independent registered public accounting firm. Nonetheless, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinions, which the Audit Committee will take into consideration in future deliberations. In the event the shareholders fail to ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the Audit Committee may, but is not required to, reconsider its selection.

        THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

Fiscal 2007 Change in Independent Registered Public Accounting Firm

  (a) Previous independent registered public accounting firm

        PricewaterhouseCoopers LLP was dismissed as the independent registered public accounting firm for the Company on November 13, 2006. PricewaterhouseCoopers LLP's reports on the Company's consolidated financial statements for the fiscal years ended June 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

        During the fiscal years ended June 30, 2006 and 2005 and through November 13, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in PricewaterhouseCoopers LLP's reports on the Company's financial statements for such years. During the fiscal years ended June 30, 2006 and 2005 and through November 13, 2006, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934), except for the existence of a certain previously reported material weakness in the Company's internal control over financial reporting described below.

        As previously disclosed in Item 4.01(a)(iv) of the Company's Form 8-K filed on November 17, 2006, the Company's management concluded that as of June 30, 2005, September 30, 2005 and December 31, 2005, the Company did not maintain effective internal control over financial reporting. Specifically, the Company did not correctly interpret Statement of Financial Accounting Standards No. 102, "Statement of Cash Flows-Exemption of Certain Enterprises and Classification of Cash Flows From Certain Securities Acquired for Resale," paragraph 8, and cash flows received from retained interests classified as available for sale securities were presented as operating cash flows instead of investing cash flows on the consolidated statements of cash flows. As of February 6, 2006, management had concluded that it had fully remediated this material weakness in its internal control over financial reporting. This material weakness was reported and discussed in Form 8-K, filed on January 23, 2006, under Item 9A of the Company's Form 10-K/A for the fiscal year ended June 30, 2005, filed February 6, 2006, and under Item 4 of the Company's Form 10-Q/A for the quarter ended September 30, 2005, filed on February 6, 2006, and under Item 4 of the Company's Form 10-Q for the quarter ended December 31, 2005 filed February 9, 2006. The Audit Committee of the Board of Directors of the Company discussed the material weakness with PricewaterhouseCoopers LLP, and the Company authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of the successor auditor concerning the subject matter of this material weakness.

        PricewaterhouseCoopers LLP has read the statements made by the Company regarding the change in independent registered public accounting firm. The letter confirming PricewaterhouseCoopers LLP's agreement with our statements concerning their firm is contained in the Form 8-K filed on November 17, 2006.

  (b) New independent registered public accounting firm

        The Audit Committee of the Company appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ended June 30, 2007, effective November 13, 2006. The Company did not consult with Deloitte & Touche LLP regarding any matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K during the fiscal years ended June 30, 2006 and 2005 and through November 13, 2006.

Report of the Audit Committee

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with accounting and regulatory requirements, the independent accountant's qualifications, independence and performance and the performance of the Company's internal audit function. The functions of the Audit Committee are described in greater detail in the Audit Committee's written charter adopted by the Company's Board of Directors, which may be found on the Company's website at www.americredit.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

        The Audit Committee is comprised of four directors, each of whom meets the independence and experience requirements of the SEC and the New York Stock Exchange. The members of the Audit Committee are Messrs. Clay, Dike, Greer and Jones. The Audit Committee held six meetings in fiscal 2007 to review the Company's financial results, the status of the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other relevant accounting, auditing and disclosure matters. The Audit Committee plans to meet a minimum of four times in fiscal 2008, including quarterly meetings in executive sessions with the independent registered public accounting firm, the senior internal audit executive and senior management.

        The Board of Directors has determined that each member of the Audit Committee is financially literate, as the Board interpreted such qualifications in its business judgment, and that Mr. Clay has the qualifications and experience necessary to serve as an "audit committee financial expert," as defined by the rules of the SEC. No Audit Committee member serves on the audit committees of three public companies.

        Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company's independent registered public accounting firm, system of internal control and financial reporting process on behalf of the Board of Directors. In this regard, the Audit Committee helps to ensure independence of the Company's independent registered public accounting firm, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the independent registered public accounting firm, as well as employees in the Company's internal audit, accounting and financial management departments have unrestricted access to the Audit Committee.

        For fiscal 2007, Deloitte & Touche LLP served as the Company's independent registered public accounting firm. For fiscal 2006, PricewaterhouseCoopers LLP served as the Company's independent registered public accounting firm. The following discussion pertains to each of those firms only for the period for which the respective firm served as the Company's independent registered public accounting firm.

        In accordance with SEC policies regarding auditor independence, the Audit Committee has established a policy to pre-approve all audit and permitted non-audit services within the categories of Audit Services, Audit-Related Services, Tax Services and All Other Services. The Audit Committee pre-approves the services provided by the independent registered public accounting firm within each category, as well as the fees associated with such services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those circumstances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to a subcommittee of the Audit Committee (consisting of one or more members, including the Chairman of the Audit Committee acting alone), when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the Chairman or any subcommittee to grant pre-approvals shall be presented to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by the independent registered public accounting firm to the Company for fiscal 2007 and 2006 were pre-approved by the Audit Committee.

        The Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007 with management and the Company's independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the Company's audited consolidated financial statements, in conformity with accounting principles generally accepted in the United States, for expressing an opinion on management's assessment that the Company maintained effective internal control over financial reporting as of June 30, 2007, and for expressing an opinion of the effectiveness of the Company's internal control over financial reporting as of June 30, 2007, all in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm also discussed with the Audit Committee the quality of the Company's accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the consolidated financial statements, significant internal control matters and the results of the fiscal 2007 audit and all other matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Audit Committee received, reviewed and discussed the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed the independent registered public accounting firm's independence with the independent registered public accounting firm. Based on the preceding review and discussions contained in this paragraph, the Audit Committee determined that the audited consolidated financial statements for the fiscal year ended June 30, 2007 should be included in the Company's Annual Report on Form 10-K for filing with the SEC.

KENNETH H. JONES, JR. (CHAIRMAN) JOHN R. CLAY A.R. DIKE JAMES H. GREER

Audit Fees

        The following table presents fees for professional audit services rendered by Deloitte & Touche and PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the year ended June 30, 2007 and fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the year ended June 30, 2006; and fees for other services rendered by Deloitte & Touche LLP and PricewaterhouseCoopers LLP, respectively, during those periods.

Deloitte & Touche LLP	Fiscal 2006	Fiscal 2007
Audit Services(1)	$0	$1,162,500
Audit-Related Services(2)	$0	$390,000
Tax Services	$0	$0
All Other Services(4)	$0	$0
Total Fees	$0	$1,552,500
PricewaterhouseCoopers LLP
Audit Services(1)	$1,240,400	$140,000
Audit-Related Services(2)	$474,471	$380,900
Tax Services(3)	$0	$30,537
All Other Services(4)	$12,800	$26,266
Total Fees	$1,727,671	$577,703

(1)
Audit Services include the annual financial statement audit (including quarterly reviews, subsidiary audits and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company's consolidated financial statements). Audit Services included fees for professional services to perform (i) the attestation required by the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations and (ii) the attestations required by the requirements of Regulation AB.

(2)
Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent registered public accounting firm. Audit-Related Services include, among other things, agreed-upon procedures and other services pertaining to the Company's securitization program and other warehouse credit facility reviews; and accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit Services."

(3)
Tax Services include tax services related to tax compliance and related advice.

(4)
All Other Services are fees for products and services other than those in the three categories above. All Other Services include subscription fees.

        The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the auditor's independence, and has determined such services for fiscal 2007 and 2006 were compatible.

OTHER BUSINESS
(Item 3)

        The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

Shareholder Proposals or Nominations

        From time to time, shareholders submit proposals that they believe should be voted on at the annual meeting or recommend persons who they believe should be nominated for election to the Board. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in the 2008 Proxy Statement. Any such shareholder proposals must be submitted, along with proof of ownership of Company stock in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended, to the Company, addressed to J. Michael May, Secretary, 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. To be timely, a shareholder's submission must be delivered to or mailed and received at the principal executive offices of the Company no later than May 24, 2008. We strongly encourage any shareholder interested in submitting a proposal to contact the Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that the Company will include it in the Proxy Statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see "Director Nomination Process" beginning on page 10.

        Alternatively, under the bylaws, if a shareholder does not want to submit a proposal for the 2008 Annual Meeting in the Proxy Statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board, the shareholder may submit the proposal or nomination not less than 60 days or more than 90 days prior to the first anniversary of the 2007 Annual Meeting. A submission given pursuant to this provision of the Company's bylaws will not be timely with respect to the Company's 2008 Annual Meeting unless duly given by no later than August 26, 2008 and no earlier than July 27, 2008. The shareholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder's ownership of Common Stock of the Company. The Company will not entertain any proposals or nominations at the 2008 Annual Meeting that do not meet these requirements. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. To make a submission or to request a copy of the bylaws, shareholders should contact the Secretary by mail addressed to J. Michael May, Secretary, 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. The Company strongly encourages any shareholder to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

        With respect to business to be brought before the 2007 Annual Meeting, the Company has not received any submissions from shareholders that the Company is required to include in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
J. Michael May Secretary
September 18, 2007 Fort Worth, Texas

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

801 CHERRY ST. SUITE 3900 FORT WORTH, TX 76102
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AmeriCredit Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AmeriCredit Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
AMRCD1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICREDIT CORP.

Vote On Directors

1.	Proposal to elect as Directors of the Company the following persons to hold office until the Annual Meeting of Shareholders in 2010 or until their successors have been duly elected and have qualified:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) on the nominee(s) on the line below.
	Nominees:	01) A.R. Dike
		02) Douglas K. Higgins	☐	☐	☐
03) Kenneth H. Jones, Jr.
Vote On Proposal		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as accountants for the fiscal year ending June 30, 2008.	☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign exactly as name appears hereon. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation. If shares are registered in more than one name, each joint owner should sign.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AMERICREDIT CORP.
801 CHERRY STREET, SUITE 3900
FORT WORTH, TEXAS 76102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Clifton H. Morris, Jr. and Daniel E. Berce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the "Company"), held of record by the undersigned on August 27, 2007, at the Annual Meeting of Shareholders of the Company to be held on October 25, 2007, at 10:00 a.m. (Central Daylight Time), at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102, and any adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.

QuickLinks

SOLICITATION AND REVOCABILITY OF PROXIES
PURPOSES OF THE MEETING
QUORUM AND VOTING
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
ELECTION OF DIRECTORS (Item 1)
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 2)
OTHER BUSINESS (Item 3)